FOR IMMEDIATE RELEASE

BANKRATE Announces EXPIRATION AND FINAL RESULTS OF ITS CONSENT SOLICITATION for 6.125% Senior Notes due 2018 AND EXECUTION OF SUPPLEMENTAL INDENTURE

New York,  NY – November 14,  2014 – Bankrate, Inc. (the “Company”) announced today the expiration and final results of its previously announced solicitation of consents (the “Consent Solicitation”) to amend (the “Proposed Amendments”) the indenture (the “Indenture”) governing its 6.125% Senior Notes due 2018 (the “Notes”).

The Company received consents from the holders of more than a majority of the aggregate principal amount of the Notes by 5:00 p.m., New York City time, on November 14, 2014 (the “Expiration Date”), as reported by the tabulation agent.  The Proposed Amendments required the consent of holders of a majority of the Notes.

Holders who validly delivered (and did not validly revoke) consents to the Proposed Amendments in the manner described in the Consent Solicitation Statement dated November 6, 2014 (the “Consent Solicitation Statement”) are eligible to receive, subject to the terms and conditions set forth in the Consent Solicitation Statement, consent consideration equal to $1.25 per $1,000 principal amount of Notes with respect to which consents were validly delivered (and not validly revoked) (the “Initial Consent Payment”). Pursuant to the terms of the Proposed Amendments, an additional $1.25 per $1,000 principal amount of Notes with respect to which consents were validly delivered (and not validly revoked) (the “Second Consent Payment” and, together with the Initial Consent Payment, the “Consent Consideration”) will be paid on or before April 1, 2015, unless the 2014 Annual Report and the 2014 Q3 Report (each as defined below) have been delivered to the Trustee (as defined below) on or before March 31, 2015. Holders providing consents after the Expiration Date will not be entitled to receive either the Initial Consent Payment or the Second Consent Payment.

On November 14, 2014, the Company, the Guarantors party thereto and Wilmington Trust, National Association, as trustee under the Indenture (the “Trustee”) executed a Supplemental Indenture  (the “Supplemental Indenture”), to the Indenture governing the Notes, incorporating the Proposed Amendments.  While the Supplemental Indenture became effective upon execution, the Proposed Amendments to the Indenture governing the Notes contained in the Supplemental Indenture will not become operative until the Company makes the Initial Consent Payment. If the Initial Consent Payment is paid, the Proposed Amendments will be binding upon all Holders, whether or not such Holders have delivered consents.

Pursuant to the Proposed Amendments to the Indenture governing the Notes, (i) the delivery to the Trustee of financial information relating to the fiscal quarter ended September 30, 2014 (such financial information, the “2014 Q3 Report”) will not be required until March 31, 2015, (ii) if the Second Consent Payment is made, the delivery to the Trustee of financial information relating to the fiscal year ended December 31, 2014 (the “2014 Annual Report”) and the delivery of the 2014 Q3 Report will not be required until May 15, 2015, (iii) the delivery of an officer’s certificate detailing any defaults relating to the delayed delivery of the 2014 Q3 Report and the 2014 Annual Report will not be required, (iv) the Holders agree to release and waive any default or non-compliance by the Company, the Guarantors and their subsidiaries arising from the failure to timely deliver the 2014 Q3 Report prior to November 14, 2014,  the date of execution of the Supplemental Indenture and (v) the Company is permitted to notify the Holders of the effectiveness of any amendments to the Indenture, including those giving effect to the Proposed Amendments, by press release rather than direct mail.

RBC Capital Markets, LLC was the Solicitation Agent and D.F. King & Co., Inc. was the Information Agent and Tabulation Agent for the Consent Solicitation.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

About Bankrate

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet.  Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, taxes and senior living.  The Bankrate network includes Bankrate.com, CreditCards.com, InsuranceQuotes.com and Caring.com, our flagship websites, and other owned and operated personal finance websites, including Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, CarInsuranceQuotes.com, Insweb, CreditCards.ca, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of over 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing, on average, over three million pieces of information weekly.  Bankrate develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Forward-Looking Statements

This press release includes information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements about the timing and payment of the Consent Consideration and therefore the timing of the operativeness of the Proposed Amendments and the ability of the Company to file the 2014 Annual Report and the 2014 Q3 Report and the timing thereof. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Some of the factors that could cause actual results to differ materially include, but are not limited to: the timing and outcome of the previously disclosed investigations by the Securities and Exchange Commission and Department of Justice as well as the review of the Company’s financial statements for each of 2011, 2012 and 2013 currently being undertaken by the Company’s audit committee, and other factors discussed in our filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements, except as required by securities laws.

For more information:

Bruce J. Zanca

SVP, Chief Marketing and Communications Officer

bzanca@bankrate.com

917-368-8648